Exhibit 10.4

ASSET ENTITIES INC.

100 Crescent Ct, 7th Floor

Dallas, TX 75201

April 21, 2022

Derek Dunlop

100 Crescent Ct, 7th Floor

Dallas, TX 75201

Re:	Employment Terms

Dear Derek:

Asset Entities Inc. (the “Company”) is pleased to offer you the position of Chief Experience Officer on the following terms.

Effective as of the Effective Date (as defined below), you will be responsible for duties that are customary for a chief experience officer of a company like the Company, including, but not limited to, increasing customer and employee understanding of the Company’s services and goals, designing and delivering positive customer experiences, prioritizing a customer’s viewpoint in the Company’s decision-making processes and keeping track of key performance indicators. You will report to the Chief Executive Officer of the Company. Your work will be performed remotely with occasional in-person meetings as the Company may from time to time request. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Effective as of the Effective Date, your salary will be $220,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule and you will be eligible to receive an annual cash bonus as determined by the Board of Directors. On the Effective Date, you will receive an initial cash bonus of $10,000.

Subject to the approval of the Company’s Board of Directors, you will be granted restricted stock in the amount of 225,500 shares of Class B Common Stock (the “Shares”). The Shares will be subject to the terms and conditions applicable to restricted stock granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Award Agreement (the “Award Agreement”). The Shares will vest equally over three (3) years on each anniversary of the Award Agreement provided you remain in continuous service with the Company, as described in the applicable Award Agreement. Upon a change of control of the Company, all of the Shares will vest immediately. The Award Agreement will also contain non-competition and non-solicitation provisions.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

As of the Effective Date, the Company will provide you with standard indemnification and directors’ and officers’ insurance.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must comply with the Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations, which you previously executed on March 9, 2022.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

The term of employment under this agreement shall commence on the date of consummation of the Company’s proposed initial public offering (the “Effective Date”) and shall continue until the two (2)-year anniversary of the Effective Date unless terminated earlier as hereinafter provided in this agreement, or unless extended, on these or different terms, by mutual written agreement of you and the Company. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. The Company may terminate your employment for “cause” by written notice to you. As used herein, “cause” shall mean (a) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti-retaliation policies; (g) material breach of this agreement; (h) the consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of your duties to the Company; (i) failure to execute the duties and responsibilities of the officer position which you hold; (j) a breach or default of your obligations to the Company or under this Agreement; or (k) excessive absenteeism other than for reasons of illness.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by April 25, 2022, if you wish to accept employment at the Company under the terms described above. If you accept our offer, this agreement will become effective as of the Effective Date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Arshia Sarkhani
Arshia Sarkhani, Chief Executive Officer

Understood and Accepted:

/s/ Derek Dunlop	April 21, 2022
Derek Dunlop	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Asset Entities Inc., a Nevada corporation (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1. Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer or President at the direction of the Board of Directors of Company. I will obtain the Chief Executive Officer or President’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Inventions.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A or if I have not completed Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except as expressly authorized by the Company or in strict compliance with the Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. Additional Activities. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. Furthermore, I agree that during the term and thereafter, I shall not disparage the Company, any officer or director of the Company or any affiliate or agent of the Company.

5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. General Provisions.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Nevada, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

COMPANY:

Asset Entities Inc.

By:
Name:
Title:

Address:

EMPLOYEE:

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

(Signature)

Name (Please Print)

Date

Address:

Exhibit A

INVENTIONS

1.  Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement):

☐  None

☐  See immediately below: